EXHIBIT 10.13

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED

PROMISSORY NOTE

Principal Amount: Up to $3,000,000	Dated as of August 8, 2023

WHEREAS, TG Venture Acquisition Corp., a Delaware corporation and blank check company (the “Maker”) issued to Tsangs Group Holdings Limited, a Hong Kong company, or its registered assigns or successors in interest (the “Payee”) that certain Promissory Note, dated as of March 16, 2023 (the “Original Note”), pursuant to which the Maker agreed to pay the Payee the principal sum of up to Three Million Dollars (US$3,000,000.00) in lawful money of the United States of America;

WHEREAS, prior to the date hereof, the total principal amount of all advances and readvances outstanding under the Original Note was $350,000.00; and

WHEREAS, the Maker and the Payee desire to amend and restate the Original Note in its entirety to clarify certain conversion rights of Payee (as defined in Section 5 herein).

NOW, THEREFORE, in consideration of the promises, the agreements hereinafter set forth and other good and valuable consideration, the Maker and the Payee hereby agree that the Original Note is hereby amended, restated and replaced in its entirety by this Amended and Restated Convertible Promissory Note (this “Note”) to read as follows:

Maker promises to pay to the order of Payee the principal sum of up to Three Million Dollars ($3,000,000) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.     Payment. The Maker shall pay the principal balance of this Note on the date Maker consummates an initial business combination (a “Business Combination”). The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2.     Interest. No interest shall accrue on the unpaid principal balance of this Note.

3.     Drawdown Requests. Maker and Payee agree that Maker may request up to Three Million Dollars ($3,000,000) for costs reasonably related to Maker’s initial public offering of its securities (the “IPO”) and its subsequent Business Combination, such costs more fully set forth on Schedule 1 attached hereto. The principal of this Note may be drawn down from time to time prior to the earlier of the date on which Maker consummates a Business Combination, upon written request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Ten Thousand Dollars ($10,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than five (5) Business Days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is Three Million Dollars ($3,000,000). For the avoidance of doubt, any amounts advanced or paid by Payee to or on behalf of Maker in connection with costs related to Maker’s IPO or Business Combination prior to the date of this Note, as set forth on Schedule 1 hereto, shall be counted towards the $3,000,000 aggregate principal amount under this Note. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4.     Application of Payments. Notwithstanding the foregoing, all payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.     Conversion Rights. The Payee has the right, but not the obligation, to convert this Note, in whole or in part, into warrants of the Maker at a price of $1.00 per warrant (the “Warrants”), by providing the Maker with written notice of its intention to convert this Note at least two Business Days prior to the date on which Maker consummates a Business Combination. Such Warrants will be governed by that certain Warrant Agreement, dated as of November 2, 2021, by and between Maker and Continental Stock Transfer & Trust Company, as the warrant agent. The number of Warrants to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such Payee by (y) $1.00.

(a)	Fractional Warrants. No fractional Warrants will be issued upon conversion of this Note. In lieu of any fractional Warrants to which Payee would otherwise be entitled, the Maker will pay to Payee in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional Warrant.

(b)	Effect of Conversion. If the Maker timely receives notice of the Payee’s intention to convert this Note at least two Business Days prior to the closing of a Business Combination, this Note shall be deemed to be converted on such closing date. At its expense, the Maker will, upon receipt of such conversion notice, as soon as practicable after consummation of a Business Combination, issue and deliver to Payee, at Payee’s address as requested by Payee in its conversion notice, a certificate or certificates for the number of Warrants to which Payee is entitled upon such conversion (bearing such legends as are customary pursuant to applicable state and federal securities laws), including a check payable to Payee for any cash amounts payable as a result of any fractional Warrants as described herein.

6.     Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) Business Days of the date specified above.

(b)	Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.     Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be immediately due and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8.     Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9.     Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

10.   Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the Business Day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) Business Day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

11.   Governing Law. This Note shall be construed and enforced in accordance with the laws of Delaware, without regard to conflict of law provisions thereof.

12.   Business Day. “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

13.   Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.   Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account in which the proceeds of the IPO and the proceeds of the sale of the warrants issued in a private placement are deposited, as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

15.   Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

16.   Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Tsangs Group Holdings Limited

By:	/s/ Kelvin Liu
Name: Kelvin Liu
Title: Managing Director

TG Venture Acquisition Corp.

By:	/s/ Patrick Tsang
Name: Patrick Tsang
Title: CEO

Schedule 1